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                                                                      Exhibit 12

                      HECLA MINING COMPANY

            FIXED CHARGE COVERAGE RATIO CALCULATION

        For the Six Months Ended June 30, 2001 and 2000
                 (In thousands, except ratios)

                                                         Six Months   Six Months
                                                            2001         2000
                                                         ----------   ---------

Loss from continuing operations before income taxes
  and extraordinary charge                                $ (4,989)    $(24,896)

Add:  Fixed Charges                                          6,641        7,795
                                                          --------     --------

Adjusted income (loss) before income taxes and
  extraordinary charge                                    $  1,652     $(17,101)
                                                          ========     ========

Fixed charges:
  Preferred stock dividends                               $  4,025     $  4,025
  Income tax effect on preferred
    stock dividends                                            - -          - -
  Interest portion of rentals                                  - -           55
  Total interest costs                                       2,616        3,715
                                                          --------     --------

Total fixed charges                                       $  6,641     $  7,795
                                                          ========     ========

Fixed Charge Ratio                                             (a)          (a)

Inadequate coverage                                       $  4,989     $ 24,896
                                                          ========     ========

Write-downs and other noncash charges:
  DD&A(b) (mining activity)                               $  9,765     $  9,943
  DD&A(b) (corporate)                                          136          144
  Reduction in carrying value of mining properties             - -        9,072
  Provision for closed operations and
    environmental matters                                      991        3,498
                                                          --------     --------

                                                          $ 10,892     $ 22,657
                                                          ========     ========

(a)Earnings for period are inadequate to cover fixed charges.
(b)"DD&A" is an abbreviation for "depreciation, depletion and amortization."
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